                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                  Dynegy Inc.
            (Exact Name of Registrant as Specified in its Charter)

                  Illinois                  74-2928353
           (State of Incorporation         (I.R.S. Employer
               or Organization)           Identification No.)


    1000 Louisiana Street, Suite 5800
             Houston, Texas                      77002
     (Address of Principal offices)           (Zip Code)

If this Form relates to the registration of a class of      If this Form relates to the registration of a class of
debt securities and is effective upon filing pursuant to    debt securities and is to become effective simultaneously
General Instruction A.(c)(1), please check the following    with the effectiveness of a concurrent registration
box. [_]                                                    statement under the Securities Act of 1933 pursuant to
                                                            General Instruction  A.(c)(2), please check the following
                                                            box. [_]

Securities Act registration statement file number: 333-84965

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class to                    Name of each exchange on which
         be so registered                       each class is to be registered


Securities to be registered pursuant to Section 12(g) of the Act:

                     Series A Convertible Preferred Stock

                                EXPLANATORY NOTE

     On October 11, 1999, the shareholders of Illinova Corporation, an Illinois corporation ("Illinova"), and Dynegy Inc., a Delaware corporation (since renamed Dynegy Holdings, Inc.) ("Old Dynegy"), approved and adopted the Agreement and Plan of Merger dated as of June 14, 1999, as amended, by and among Illinova, Old Dynegy, Energy Convergence Acquisition Corporation, Dynegy Acquisition Corporation and Energy Convergence Holding Company (since renamed Dynegy Inc.) ("Dynegy"), providing for the merger of Energy Convergence Acquisition Corporation, a wholly owned subsidiary of Dynegy, with and into Illinova and the merger of Dynegy Acquisition Corporation, a wholly owned subsidiary of Dynegy, with and into Old Dynegy. Old Dynegy common stock, par value $0.01 per share is no longer transferable, and certificates evidencing shares of Old Dynegy common stock represent only the right to receive, without interest, 0.69 shares of Dynegy Class A common stock, no par value in accordance with the provisions of the merger agreement. Illinova common stock, no par value, is no longer transferable, and certificates evidencing shares of Illinova common stock represent only the right to receive, without interest, one share of Dynegy Class A common stock in accordance with the provisions of the merger agreement. Pursuant to the merger agreement, Dynegy assumed the stock option plans of Old Dynegy and Illinova, and each unexpired and unexercised outstanding option to purchase Old Dynegy common stock was automatically converted into an option to purchase that number of shares of Dynegy Class A common stock obtained by multiplying the number of shares of Old Dynegy common stock issuable upon exercise of such option by 0.69 at an exercise price per share equal to the per share exercise price of such Old Dynegy stock option divided by 0.69. Each unexpired and unexercised outstanding option to purchase Illinova common stock was automatically converted into an option to purchase the equivalent number of shares of Dynegy Class A common stock at the same exercise price per share.

     Old Dynegy had three large stockholders, NOVA Gas Services (U.S.) Inc., an affiliate of BG plc, and Chevron U.S.A. Inc., which collectively owned approximately 76% of Old Dynegy's outstanding voting stock. Of these stockholders, NOVA and BG elected to receive the maximum amount of cash possible.

     To the extent that NOVA and BG would have received Dynegy Class A common stock in the combination, they instead received Dynegy Series A Convertible Preferred Stock. Dynegy Series A Convertible Preferred Stock is convertible into Dynegy Class A common stock at the election of the holder and is subject to redemption at the election of Dynegy after three years. Holders generally are entitled to vote together with holders of Dynegy Class A common stock in proportion to the economic interest of such shares. As a result, NOVA and BG each received $541,802,833.70 in cash and 3,348,888 shares of Dynegy's Series A Convertible Preferred Stock having a par value of $50.00 per share. Holders of the Dynegy Series A Convertible Preferred Stock are entitled to a dividend of $1.50 per share annually. In the event of any voluntary of involuntary liquidation, dissolution, or winding up of Dynegy, the holders of Dynegy Series A Convertible Preferred Stock are entitled to receive, prior ot any distribution of any assets to holders of any other class or series of stock, $50 per share plus an amount equal to all accrued but unpaid dividends on each share. The initial conversion price of the Dynegy Series A Convertible Preferred Stock was $51.88.

Item 1.    Description of Registrant's Securities to be Registered.

     A description of the securities to be registered is contained in the section entitled "Description of Energy Convergence Capital Stock Following the Merger" of the Prospectus included in Dynegy's Registration Statement on Form S-4 (File Number 333-

84965) filed with the Securities and Exchange Commission on September 7, 1999, and is incorporated herein by reference.

Item 2.  Exhibits

   Exhibit
    Number     Description
    ------     -----------


     3.1 Articles of Incorporation of Dynegy (incorporated by reference from the exhibits to the Registration Statement of Dynegy on Form S-4 (File Number 333-84965) filed with the Commission on September 7, 1999).

     3.2 Articles of Amendment to Dynegy's Articles of Incorporation dated August 27, 1999 (incorporated by reference from the exhibits to the Registration Statement of Dynegy on Form S-4 (File Number 333-84965) filed with the Commission on September 7, 1999).

     3.3 Articles of Amendment to Dynegy Articles of Incorporation dated January 4, 2000.*

     3.4 Statement of Resolution Establishing Series of Series A Convertible Preferred Stock filed with the Illinois Secretary of State on February 1, 2000.*

     3.5 Bylaws of Dynegy (incorporated by reference from the exhibits to the Registration Statement of Dynegy on Form S-4, File Number 333-84965).

    10.1 Shareholder Agreement, dated June 14, 1999, between Dynegy and Chevron U.S.A. Inc. (incorporated by reference from the exhibits filed with Dynegy's Current Report on Form 8-K (File Number 1-11156) on June 14, 1999).

     * Filed herewith.

SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             DYNEGY INC.

                                                 /s/  KENNETH E. RANDOLPH
Date: February 1, 2000                       By:_____________________________
                                                Kenneth E. Randolph
                                                General Counsel and Secretary